Exhibit 99.1

Lionsgate Announces Quarterly Cash Dividend of $0.07 per Common Share
SANTA MONICA, CA, and VANCOUVER, BC, June 15, 2015 -- Lionsgate (NYSE: LGF), a premier next generation global content leader, announced today that its Board of Directors has declared another quarterly cash dividend of seven cents ($0.07) per common share. The dividend is payable on August 7, 2015 to shareholders of record as of June 30, 2015.
ABOUT LIONSGATE
Lionsgate is a premier next generation global content leader with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, digital distribution, new channel platforms, video games and international distribution and sales. Lionsgate currently has more than 30 television shows on over 20 different networks spanning its primetime production, distribution and syndication businesses, including such critically-acclaimed hits as the multiple Emmy Award-winning Mad Men and Nurse Jackie, the broadcast network series Nashville, the syndication success The Wendy Williams Show, the critically-acclaimed hit series Orange is the New Black and the breakout series The Royals.
Its feature film business has been fueled by such recent successes as the blockbuster first three installments of The Hunger Games franchise, the first two installments of the Divergent franchise, Age of Adaline, CBS/Lionsgate’s The DUFF, John Wick, Now You See Me, Roadside Attractions' A Most Wanted Man, Lionsgate/Codeblack Films’ Addicted and Pantelion Films' Instructions Not Included, the highest-grossing Spanish-language film ever released in the U.S.
Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rates. Lionsgate handles a prestigious and prolific library of approximately 16,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company's core businesses. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world.

www.lionsgate.com
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For further information, please contact:
Peter Wilkes
Lionsgate
310-255-3726
pwilkes@lionsgate.com

or
Cristina Castaneda
Lionsgate
310-255-5114
ccastaneda@lionsgate.com

The matters discussed in this press release include forward-looking statements, including those regarding the performance of future fiscal years. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films and television series, budget overruns, limitations imposed by our credit facility and notes, unpredictability of the commercial success of our motion pictures and television programming, the cost of defending our intellectual property, difficulties in integrating acquired businesses, risks related to our acquisition strategy and integration of acquired businesses, the effects of disposition of businesses or assets, technological changes and other trends affecting the entertainment industry, and the risk factors as set forth in Lionsgate's Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on May 21, 2015, which risk factors are incorporated herein by reference. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.